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SYNALLOY CORPORATION
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SYNALLOY’S BOARD HIGHLIGHTS SYNALLOY’S STRONG PERFORMANCE AND ENCOURAGES SHAREHOLDERS TO VOTE FOR THE INCUMBENT DIRECTORS

Notes that Privet and UPG Have Steadfastly Refused to Provide Any Detailed Information on UPG’s Performance or Mr. Hutter’s Background Even As Privet and UPG Summarily Proclaim that UPG’s Supposed Success and Mr. Hutter Are the Key Reasons to Vote for the Dissidents

The Unusual System of Cumulative Voting at Synalloy Ensures Privet and UPG Will Be Represented on the Board Even if No Other Shareholders Vote For Them

RICHMOND, VA (BUSINESS WIRE) - June 10, 2020 - Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”) today issued a letter to shareholders highlighting three key reasons why the Company’s shareholders should back the incumbent directors at the 2020 Annual Meeting of Shareholders:

•	The Company has performed well, through the business cycle, and has leading market share, operational performance and shareholder returns that exceed the median of its peers.

•
Privet Fund Management LLC and UPG Enterprises LLC (“Privet” and “UPG,” and together, the “Dissident Group”) have nominated a slate of directors that, if elected, would constitute a majority of the Board of Directors (the “Board”); despite providing almost no information about UPG, the Dissident Group has stated that it intends to install UPG’s “manager” as interim CEO of Synalloy and “integrate” Synalloy with UPG on terms the Dissident Group refuses to disclose.

•
Because the Company has cumulative voting, the Dissident Group will be able to elect two, and very likely three, directors of its choice even without any further shareholder support; any unaffiliated shareholder votes will help the Dissident Group elect its fourth and fifth candidates to Synalloy’s eight-person Board.

The full investor presentation describing these points and others can be found at https://synalloy.com/wp-content/uploads/2020/06/Synalloy-Investor-Deck-FINAL.pdf.

The full text of the letter follows:

June 10, 2020

Dear Synalloy Shareholders,

We are writing to you as all of the independent directors of Synalloy in advance of this year’s 2020 Annual Meeting of Shareholders. At this year’s meeting, two of our shareholders, Privet Fund

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Management LLC and UPG Enterprises LLC (“Privet” and “UPG,” and together, the “Dissident Group”), are seeking to elect five directors in place of five incumbent directors. If the Dissident Group is successful, its candidates will constitute a majority of the Board of Directors (the “Board”).

Synalloy’s Performance Has Been Strong in its Highly Cyclical Market
We do not believe any such change is called for, given Synalloy’s strong performance through the business cycle and relative to its peers.

As you know, Synalloy is a collection of complex metals and specialty chemical manufacturing businesses. Our largest business is a manufacturer of stainless pipe and tube, principally for use in infrastructure projects. From the time our CEO, Craig Bram, assumed the role of CEO until March 5, 2020 - the day the Dissident Group announced its intention to seek changes at Synalloy - the Company and this core business organically grew market share significantly and outperformed its peers on a total shareholder returns basis.1

Over the years, the Company has also executed accretive acquisitions, adding to its product suite, end-market diversity and dampening its exposure to the business cycle. We believe our operations are the most efficient in our sector, with the quickest inventory turns and most streamlined manufacturing process. Synalloy has been an exceptional performer in its chosen markets.

As recently as the Fall of 2019, Privet strongly agreed. Privet’s principals heaped praise on Synalloy and its management team for outstanding performance and for our thoughtful M&A activity. Privet was so pleased with the Company this Board and management team have built that Privet sought to buy the whole Company; unfortunately, Privet was unable to obtain financing. Now, in what seems like a rather transparent effort to gain the benefits of an acquisition without having to finance a buyout, Privet has done an about-face and claims that Synalloy is a poor performer, in financial distress and in desperate need of a new plan and direction.

We wholeheartedly disagree. Synalloy is a top-performing metals and specialty chemicals company. Its fundamental performance over Mr. Bram’s tenure - growth in revenue, increased EBITDA margins, accretive and synergistic acquisitions, expanded market share, streamlined operations, containment of overhead costs (to levels lower than peers) - has been terrific. And, our total shareholder returns over Mr. Bram’s tenure have been positive and far outpaced the peers.2 In no sense is Synalloy in “financial distress” nor does it face any near-term covenant concerns or financial stress. Ironically, the Dissident Group is trying to convince you Synalloy is a bad performer because the Dissident Group desperately covets Synalloy and relishes the opportunity to have more influence and control. Please do not be fooled by the Dissident Group’s disingenuous arguments.

That is not to say every year has been great or that there are not challenges to address. Synalloy’s markets are highly cyclical. In years, such as 2019, when there is a manufacturing recession, there are fewer infrastructure projects and the volume of stainless pipe and tube sold in the United States declines. There is, frankly, little the Company can do about that cyclicality in the stainless pipe and tube business. Through 2018,3 Synalloy dramatically outperformed its peers. In 2019, demand for stainless pipe and tube in the United States declined by more than 17% by volume; for much of the year, prevailing prices for stainless pipe and tube in the U.S. market were also down significantly. Other steel and metal markets also declined, but not nearly as much (overall steel volumes were down 7.5%).

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In the face of an end-market recession, Synalloy took the right steps: it cut expenses, reduced debt and grew market share. When the market for stainless pipe and tube recovers - as it always does - Synalloy will have more market share and a leaner cost structure. That foundation can be leveraged for greater profits and cash flow than Synalloy has generated in the past. Synalloy has done this before: in the 2016 manufacturing recession, Synalloy took these same steps and prospered in 2017 and 2018. Synalloy’s stock was up 2.5 times from the 2016 low to the 2018 high. In a highly cyclical market, Synalloy has proven adept at generating more profits and cash flow in every peak of the business cycle while making every recession low not as bad as the prior one.

We are proud of Synalloy’s performance through good and bad portions of the business cycle and believe the Company is set up again for success. As we have shared with Privet under a non-disclosure agreement, our internal projections suggest we can top our prior revenue, margins, cash flow and stock price performance when the business cycle turns positive. We believe the Dissident Group’s aspirations - for $43 million in EBITDA and a $25 stock price - are modest goals in the right business environment. We intend to do better.

The Dissident Group Aims to Appoint Chris Hutter as Synalloy’s Interim CEO and Integrate Synalloy with UPG. Neither Hutter Nor UPG Has A Public Track Record of Operational Success
The Dissident Group appears primarily interested in appointing UPG’s co-founder and manager, Chris Hutter, as Synalloy’s interim CEO and “integrating” UPG’s business with Synalloy, combining the companies’ supply chain, marketing, back office and technology operations.

The Dissident Group has failed to demonstrate any benefits to be gained for Synalloy through such an integration. The reality is that Synalloy sells an entirely different product to entirely different markets, than UPG. Our distribution channels and customers are different. Our core raw materials inputs are entirely different. As a manufacturing company with proprietary processes, our operations, supply chain, materials handling, safety protocols, equipment suppliers, environmental regulations and myriad other issues are entirely different from those of UPG’s business, which is largely a low-margin distribution business. And, importantly, our requirements for accounting controls, GAAP financials, disclosure, conflict of interest policies and transparency are very different than those of a private, family-controlled company like UPG.

But perhaps we are missing something - to address our concerns, we have asked the Dissident Group to provide Synalloy and its shareholders with more information about UPG, Mr. Hutter and the “integration” plan. Unfortunately, we have heard nothing from the Dissident Group.

While the Dissident Group summarily declares UPG a high-performing company, it has refused to provide any of UPG’s key performance indicators or financial statements for independent evaluation. If UPG has indeed performed well through difficult markets, we would expect the Dissident Group to be eager to show those numbers to Synalloy shareholders. Instead, the Dissident Group steadfastly refuses to provide any transparency into UPG even as it is content to use Synalloy’s comprehensive disclosures as the basis of critique.

We believe Synalloy shareholders should ask themselves: how do we know that UPG has performed well? Do we have any evidence - audited financials, key performance indicators, margin data, trend lines, cash flow information or other materials - that shows UPG is a better operator than Synalloy? Why don’t we have that information?

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Moreover, the Dissident Group has expressed its intention to elevate Mr. Hutter to interim CEO of Synalloy. Aside from a few cursory sentences in its proxy statement, the Dissident Group has refused to supply shareholders with any information about Mr. Hutter’s performance, strategic decision making, executive experience or operational knowledge.

Some of what the Dissident Group has said about Mr. Hutter is clearly and unequivocally false. For example, in trying to bolster its claim that Mr. Hutter has devoted the last six years to UPG, the Dissident Group’s biography of Mr. Hutter says he left his prior role - as the Chief Financial Officer of a real estate development company - in 2014. But the public record is clear that this is not true. Mr. Hutter is even quoted in at least one press release with the CFO title in 2016, and he was organizing LLCs for the real estate firm as recently as two months ago.

Notably, nowhere in the Dissident Group’s extensive information - hundreds of pages of presentation materials and proxy disclosures - does the Dissident Group ever even claim that Mr. Hutter runs UPG or has any role in its day-to-day operations. Does he? If so, what exactly has been his involvement with UPG’s operating businesses? Does he manage operations, oversee the supply chain, market products, hire and fire plant managers, supervise the creation of GAAP financials, direct legal affairs? Synalloy shareholders have no idea because the Dissident Group has only said that Mr. Hutter was a co-founder and “manager” of UPG.

With so little information disclosed about UPG and Mr. Hutter, we do not believe Synalloy shareholders should agree to a disruptive and massive change to Synalloy’s operating structure and management team. What if UPG and Mr. Hutter are actually not very good at the steel business?

We have serious concerns about two of the Dissident Group’s other nominees, as well. Privet’s Mr. Rosenzweig has a serious conflict of interest because his firm is the largest shareholder of Universal Stainless & Alloy Products (“USAP”), a public company we have twice tried to buy. Given our view of the industrial logic in combining with USAP, Mr. Rosenzweig’s large ownership stake in USAP puts him in a starkly different position than our other shareholders. Ms. Harris, another of the Dissident Group nominees, runs a startup private equity firm that is backed by UPG. The Dissident Group failed to mention this important fact in its proxy materials, a tacit admission that the dependency of Ms. Harris on UPG (which is planning to “integrate” with Synalloy) presents an irreconcilable conflict of interest.

Seemingly unaware of the irony, the Dissident Group claims that Synalloy shareholders should vote for the mysterious Mr. Hutter (about whom little is known), Ms. Harris (who was content not to disclose her relationship with UPG) and support the integration of Synalloy with the opaque UPG (about which little is known) because Synalloy’s CEO and its Chairman have disclosed that they were involved in prior business ventures together and that Mr. Bram has continued to counsel a few legacy financial planning clients. First, our CEO is fully dedicated to Synalloy except for continuing to work for fewer than ten legacy financial planning clients. This outside activity has been fully disclosed to shareholders and is accepted by the full Board.4 Second, while our CEO and our Chairman had business dealings in the 1990s and early 2000s (which is publicly available information), nearly all of those ties ended before Mr. Bram was appointed as CEO. Notably, our Chairman does not sit on the Compensation Committee. Moreover, we can assure you, as members of the Board, that Mr. Wright exhibits his independence from management on a regular basis.

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Cumulative Voting Already Assures the Dissident Group Significant Board Representation, Even Without Unaffiliated Shareholder Support
Synalloy possesses an extremely shareholder-friendly voting policy known as cumulative voting, which is also extremely rare in election contests. In general terms, cumulative voting aims to ensure that shareholders can receive proportional representation on the Board. Given that the Dissident Group owns approximately 25% of Synalloy stock and based on historical shareholder turnouts at our annual meetings, cumulative voting will effectively ensure the Dissident Group - even without any support from other shareholders - will be able to designate two or three directors on Synalloy’s eight-person Board. Change is coming to the Board even without any further shareholder support for change.

With even modest support from unaffiliated shareholders, the Dissident Group could elect a majority of the Board. This could easily happen as an unintended consequence. It is critical to understand that minority change to the Board will happen even if every shareholder except the Dissident Group votes on the Company’s BLUE proxy card. If shareholders vote instead on the Dissident Card, they are effectively supporting a fourth or fifth replacement director, the appointment of Mr. Hutter and the integration of Synalloy with the opaque UPG.

We ask for your support. Please vote on the Company’s BLUE proxy card.

Sincerely,

The Board of Directors of Synalloy Corporation

The Choice is Clear - Please Sign, Date and Promptly Return the BLUE Proxy Card
The Board urges you to carefully consider the information contained in the Company’s proxy materials in connection with the 2020 Annual Meeting of Shareholders and cast your vote on the BLUE proxy card.

•	DO NOT return the white proxy card sent to you by the Dissident Group

•	DO NOT vote by responding to the email solicitations sent to you by the Dissident Group

Should you have any questions, please contact the Company’s proxy solicitor Morrow Sodali LLC:

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About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tube, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

Forward-Looking Statements
This press release may include “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “should,” “anticipate,” “hope,” “optimistic,” “plan,” “outlook,” “should,” “could,” “may” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in nickel and oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence, risks relating to the impact and spread of COVID-19 and other risks detailed from time-to-time in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company assumes no obligation to update the information included in this release.

Important Other Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders. The Company has filed a definitive proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in

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connection with the 2020 Annual Meeting of Shareholders. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at www.synalloy.com.

Media Contact
Dan McDermott, ICR
(646) 677-1811
Dan.McDermott@icrinc.com
_________________________
1 For a list of peer companies, see the June Investor Presentation at pages 83-84.
2 Synalloy outperformed 22 of the 34 companies that have been suggested as “peers” by ISS, the Dissident Group or the Company. See June Investor Presentation at page 82. TSR measured from January 21, 2011 to March 5, 2020.
3 TSR measured from January 21, 2011 (Mr. Bram’s starting date as CEO) and for the one-, three- and five-year periods ended December 31, 2018. See June Investor Presentation at page 13.
4 Definitive proxy statement, filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2020 at page 22 (stating Mr. Bram “continues to provide investment advisory services through his company, Horizon Capital Management, where he was the founder and President since 1995”); see also Employment Agreement, dated as of May 1, 2014, by and between and the Company and Mr. Bram (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K filed March 17, 2015 with the SEC)(stating nothing in the agreement “shall be construed to prevent [Mr. Bram] from…continuing employment with Horizon Capital Management, Inc.”); see also Employment Agreement, dated as of June 1, 2013, by and between the Company and Mr. Bram (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 28, 2013 with the SEC); see also Employment Agreement, dated as of January 24, 2011, by and between the Company and Mr. Bram (incorporated by reference to Exhibit 10.13 to the Company’s Form 10-K filed March 12, 2013 with the SEC); see also Employment Agreement, dated as of January 24, 2011, by and between the Company and Mr. Bram (incorporated by reference to Exhibit 10.11 to the Company’s Form 10-K filed March 14, 2012 with the SEC).

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